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                                                                   EXHIBIT 23.10

                         INDEPENDENT APPRAISERS' CONSENT

The Board of Directors
Telesp Celular Participacoes S.A.:

We consent to the inclusion in an exhibit to this Registration Statement on Form F-4 of Telesp Celular Participacoes S.A ("TCP") of our Appraisal of Shareholders' Equity at Market Value Reports, each dated October 24, 2003, which were prepared based on the Brazilian GAAP Financial Statements of TCP and Tele Centro Oeste Celular Participacoes S.A. ("TCO"), respectively, with respect to the shareholders' equity and outstanding shares per lot of thousand shares (less shares held in treasury) of TCP and TCO, respectively, in each case as of June 30, 2003, and to the references to our firm in such exhibit.


/s/ KPMG Corporate Finance



Sao Paulo, SP - Brazil
October 28, 2003.